SCHEDULE 14C INFORMATION

                INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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     Rule 14c-5(d)(2))
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                           AXA Enterprise Funds Trust
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                (Name of Registrant as Specified In Its Charter)


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                      AXA EQUITABLE LIFE INSURANCE COMPANY
                           1290 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10104

                           AXA ENTERPRISE FUNDS TRUST

                    SUPPLEMENT DATED FEBRUARY __, 2006 TO THE
                 PROSPECTUS FOR CLASS A, B, C AND Y SHARES, AND
                       STATEMENT OF ADDITIONAL INFORMATION
              EACH DATED JUNE 4, 2005, AS REVISED AND SUPPLEMENTED,
                                       AND
                              INFORMATION STATEMENT

--------------------------------------------------------------------------------

                    WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY

This Supplement updates the above-dated Prospectuses and Statement of Additional Information of AXA Enterprise Funds Trust (the "Trust"). You may obtain an additional copy of the Prospectus or Statement of Additional Information, free of charge, by writing to the Trust at Enterprise Fund Distributors, Inc., 3343 Peachtree Road, N.E., Suite 450, Atlanta, Georgia 30326 or by calling the Trust at 1-800-432-4320. In addition, the information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. The purpose of this Supplement and Information Statement is to provide you with information about the new investment sub-adviser for the AXA Enterprise International Growth Fund (the "International Fund" or "Fund"). This information statement will be mailed to shareholders on or about February __, 2006.

AXA Equitable Life Insurance Company ("AXA Equitable" or the "Manager") serves as the Investment Manager and Administrator of the Trust, and is located at 1290 Avenue of the Americas, New York, New York 10104. Enterprise Fund Distributors, Inc. serves as the Distributor for the Trust's shares and is located at 3343 Peachtree Road, N.E., Suite 450, Atlanta, Georgia 30326. AXA Equitable, in its capacity as the Manager of the Trust, has received an exemptive order from the Securities and Exchange Commission ("SEC") to permit it and the Trust's Board of Trustees to select and replace investment sub-advisers for the Trust ("Advisers") and to amend the advisory agreements between AXA Equitable and the Advisers without obtaining shareholder approval. Accordingly, AXA Equitable is able, subject to approval of the Trust's Board of Trustees, to appoint and replace Advisers and to amend advisory agreements without obtaining shareholder approval.

At a special meeting of the Board of Trustees of the Trust held on January 10, 2006, the Board of Trustees, including the Trustees who are not "interested persons" (as that term is defined in the Investment Company Act of 1940, as amended ("1940 Act")) of the Trust ("Independent Trustees"), unanimously approved the Manager's proposal to appoint Wentworth, Hauser and Violich ("WHV") to replace Walter Scott & Partners Limited ("WSPL") as the Adviser to the International Fund effective on January 17, 2006.

INFORMATION REGARDING THE INVESTMENT ADVISORY AGREEMENT

Except as to effective date and compensation, the terms of the new investment advisory agreement (the "Investment Advisory Agreement") between AXA Equitable and WHV for the International Fund are substantially similar to that of the old investment advisory agreement between AXA Equitable and WSPL. The new Investment Advisory Agreement provides that it will remain in effect for its initial term of two years and thereafter only so long as the Board of Trustees, including a

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majority  of  the  Independent  Trustees,  approves  its  continuance  at  least annually. The new Investment Advisory Agreement can be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the International Fund, on sixty days' written notice to AXA Equitable and WHV, or by AXA Equitable or WHV on sixty days' written notice to the Trust and the other party. The agreement also terminates automatically in the event of its assignment or in the event that the Investment Management Agreement between AXA Equitable and the Trust is assigned or terminated for any other reason.

The new Investment Advisory Agreement generally provides that WHV will not be liable for any losses, claims, damages, liabilities or litigation incurred by AXA Equitable or the Trust as a result of any error of judgment or mistake of law by WHV with respect to the International Fund, except that nothing in the agreement limits WHV's liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of WHV in the performance of any of its duties or obligations or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust's prospectus, statement of additional information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the fund, if such statement or omission was made in reliance upon information furnished by WHV to AXA Equitable or the Trust.

Under the old investment advisory agreement between AXA Equitable and WSPL with respect to the International Fund, dated as of July 25, 2005, WSPL received an advisory fee based on the aggregate assets of the Fund as follows: 0.60% of the Fund's average daily net assets up to and including $100 million; and 0.50% of the Fund's average daily net assets in excess of $100 million. For the period July 25, 2005 through October 31, 2005, WSPL received $113,543 in advisory fees with respect to the International Fund. The Board of Trustees initially approved the old investment advisory agreement between AXA Equitable and WSPL with respect to the International Fund on July 12, 2005.

INFORMATION REGARDING THE NEW ADVISER

Founded in 1937, WHV is an independent investment manager that is wholly-owned by Laird Norton Investment Management, Inc. ("LNIM"). Laird Norton Company, a part owner of LNIM, is also the owner of Laird Norton Tyee Asset Strategies, LLC, an independent financial advisor. WHV provides investment management services to individuals, public and private pension plans, financial institutions, endowments and foundations and, as of September 30, 2005, had approximately $6.4 billion in assets under management. WHV is located at 353 Sacramento Street, Suite 600, San Francisco, CA 94111-3634, and LNIM is located at 801 Second Avenue, Suite 1300, Seattle, WA 98104.

Steven A. Rhone is the Chief Executive Officer and a director of WHV, Thomas C. Edwards is Chairman of the Board, Judith R. Stevens is the President and a director, and Bradford Hall is the Chief Compliance Officer. The current directors of WHV are William K. Hauser, Gary R. Severson, Jeffery S. Vincent, Clarence B. Colby, and David R. Wood. The business address of each of these individuals 353 Sacramento Street, Suite 600, San Francisco, CA 94111-3634.

The day-to-day management of the Fund will be performed by Richard K. Hirayama and Laura M. Albers. Mr. Hirayama, Senior Vice President and Managing Director joined WHV in 1990 and has had portfolio management responsibilities since that time. Ms. Albers, Vice President and International Security Analyst of WHV, joined the firm in 1998 and joined the International Equity Team as an International Security Analyst in 2001. She currently analyzes global economic sectors, industries and companies.

As the new Adviser to the Fund, WHV attempts to achieve the International Fund's investment objective, i.e., capital appreciation, by investing in equity securities of foreign companies that WHV believes are positioned for capital appreciation. WHV utilizes a top down sector-oriented approach. WHV's investment philosophy is based upon investing in growth companies that are expected to benefit from long-term secular trends. WHV generally looks for companies whose earnings are growing at an above average rate. The principal risks of investing in the International Fund are listed in the Trust Prospectus under the heading "Principal Investment Risks." These risks are discussed in more detail under the heading "More About Investment Strategies and Risks" in the Trust Prospectus.

For its services to the International Fund, WHV receives an advisory fee as follows: 0.58% of the average daily net assets of the Fund up to and including $200 million, and 0.50% of the average daily net assets of the Fund in excess of $200 million. At current asset levels, the effective rate of the advisory fee is lower than that paid under the old investment advisory agreement for the Fund. If the investment advisory agreement with WHV had been in effect for the period July, 25, 2005 through October 31, 2005, WHV would have received approximately $111,590 in advisory fees, which is approximately 1.7% lower than the advisory fees paid to WSPL during this period. AXA Equitable (and not the International
Fund) is responsible for the payment of the advisory fee to WHV. The management fee paid by the Fund will not change as a result of the appointment of WHV as the Adviser to the Fund.

WHV does not provide investment advisory services to other registered investment companies.

FACTORS CONSIDERED BY THE BOARD

In approving the Investment Advisory Agreement, the Board considered the overall fairness of the Investment Advisory Agreement and whether the Investment Advisory Agreement was in the best interest of the Fund. In this connection, the Board considered factors it deemed relevant with respect to the Fund, including:
(1) the nature, extent and quality of the services to be provided to the Fund by the Adviser and its affiliates; (2) the performance of a composite of similar accounts managed by the Adviser as compared to its benchmark and peer group; (3) the level of the Adviser's proposed fee; (4) to the extent information was available, the costs of the services to be provided and profits to be realized by the Adviser and its affiliates from their relationship with the Fund; and (5) the anticipated effect of growth and size on the Fund's performance and expenses, where applicable. In considering the Investment Advisory Agreement, the Board did not identify any single factor or item of information as all-important or controlling.

In connection with its deliberations, the Board, among other things, received information, in advance of the meeting at which the approval was made, from the Manager regarding the factors set forth above and met with representatives of the Manager to discuss the Investment Advisory Agreement. The Independent Trustees were assisted by independent counsel during their deliberations and received materials discussing the legal standards applicable to their consideration of the Investment Advisory Agreement.

The Board, in examining the nature and quality of the services to be provided by the Adviser to the Fund, considered the Adviser's experience in serving as an investment adviser for accounts similar to the Fund. The Board noted the responsibilities that the Adviser would have to the Fund. In particular, the Board considered that the Adviser would be responsible for making investment decisions on behalf of the Fund, placing all orders for the purchase and sale of investments for the Fund with brokers or dealers, and performing related administrative functions. In addition, the Board reviewed information regarding the Adviser's investment process and the background of each portfolio manager of the Adviser who would provide services to the Fund.

The Board received information regarding the performance of the WHV International Equity composite for the one-, three-, five-, seven- and ten-year periods ended September 30, 2005. In this connection, the Board considered that the WHV International Equity strategy had outperformed its benchmark for all of those periods and ranked in the top quartile of its peer group for all but one of those periods.

In evaluating the Adviser's compensation, the Board reviewed the proposed fees under the Investment Advisory Agreement and, to the extent information was available, the Adviser's anticipated costs and profitability in providing services to the Fund, including the costs associated with the research and investment processes, personnel, systems and infrastructure necessary to perform its functions. The Board also reviewed and considered the extent to which the Adviser's fee schedule provides for breakpoints, that is, a reduction of the advisory fee rate as assets increase. The Board determined that the Manager's management fee and the Fund's overall expense ratios, which were not expected to change as a result of the appointment of the Adviser since its fees are paid by the Manager and not the Fund, generally were more significant to the Board's evaluation of the fees and expenses paid by the Fund than the Adviser's costs and profitability. The Board also examined the fees to be paid to the Adviser with respect to the Fund in light of the fees paid by similar accounts advised by the Adviser. In this connection, the Board considered that the proposed advisory fee generally is comparable to the advisory fee rate paid to the Adviser with respect to other similar accounts for which it serves as investment adviser.

As part of its evaluation of the Adviser's compensation, the Board also considered other benefits that may be realized by the Adviser and its affiliates from the Adviser's relationship with the Trust. In this connection, the Board noted, among other things, that the Adviser, through its relationship as the Adviser to the Fund, may engage in soft dollar transactions. In this regard, the Board considered the Adviser's procedures for executing portfolio transactions for the Fund and the Adviser's policies and procedures for the selection of brokers and dealers and for obtaining research from those brokers and dealers. In addition, the Board recognized that the Adviser may be affiliated with registered broker-dealers, which may from time to time receive brokerage commissions from the Fund in connection with the purchase and sale of portfolio securities, provided, however, that those transactions, among other things, must be consistent with seeking best execution. Finally, the Board recognized that affiliates of the Adviser may sell, and earn sales commissions from sales of, shares of the Fund.

The Board also considered conflicts of interest that may arise between the Trust and the Adviser in connection with the services it provides to the Trust and the various relationships that it and its affiliates may have with the Trust. For example, actual or potential conflicts of interest may arise as a result of a Adviser having responsibility for multiple accounts (including the Fund), such as devotion of unequal time and attention to the management of the accounts, inability to allocate limited investment opportunities across accounts and incentive to allocate opportunities to an account where the Adviser has a greater financial incentive, such as a performance fee account. In this connection, the Board also took into consideration the manner in which such conflicts are addressed by the Adviser.

Based on these considerations, the Board was satisfied that: (1) the Fund was reasonably likely to benefit from the nature, extent and quality of the Adviser's services; (2) the performance of the Adviser's composite of similar accounts generally was reasonable in relation to the performance of its benchmark and peer group; and (3) the Adviser's compensation, including any direct and indirect benefits to be derived by it and its affiliates, is fair and reasonable. Based on the foregoing, the Board, including the Independent Trustees, unanimously approved the Investment Advisory Agreement with respect to the Fund.

                                   * * * * *

PORTFOLIO TRANSACTIONS

To the extent permitted by law and in accordance with procedures established by the Trust's Board of Trustees, the International Fund may engage in brokerage transactions with brokers that are affiliates of the Investment Manager or the Adviser, with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Manager or Adviser. For the fiscal year ended October 31, 2005, the International Fund paid $19,092 in brokerage commissions to affiliated brokers.

CONTROL PERSONS AND PRINCIPAL HOLDERS

As a "series" type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to the International Fund. As of December 27, 2005, the Trustees and Officers of the Trust owned shares entitling them to vote in the aggregate with less than one percent of the shares of the International Fund.

The following table sets forth information regarding the shareholders as shown on the Fund's records, as of December 27, 2005, who owned beneficially or of record five percent or more of any class of outstanding shares of the International Fund.

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                                                                                               Percent of
      International Fund                   Contract Owner                    Shares Owned      Ownership
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
Class C                             MONY - c/o Carla Montefusco                 49,228.474        7.21%
                                    1290 Avenue of the Americas
                                    New York, New York  10104
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Class Y                             The Benefits Committee of the Board of     398,360.724       90.85%
                                    Directors of MONY Retirement Plan for
                                    Field Underwriters of MONY
                                    1740 Broadway #MD10-26
                                    New York, New York  10019
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